EXHIBIT 10.2

INTERNATIONAL LAND ALLIANCE, INC./
INTERNATIONAL LAND ALLIANCE, S.A. de C.V.
San Diego, CA
Tijuana, B.C.

RE: LETTER OF AGREEMENT FOR ARCHITECTURAL AND PLANNING SERVICES

OASIS PARK RESORT
Conceptual Master Planning for 200 HA (497 acres) & Conceptual Architecture
San Felipe, Baja California, Mexico

This Agreement ("Agreement") is made in San Diego, California, on October  1, 2013 by and between GRUPO VALCAS/BAJA RESIDENTS CLUB, S.A. de C.V., a Mexico corporation ("Architect/Planner"), and, INTERNATIONAL LAND ALLIANCE, INC., a Wyoming corporation, and its wholly-owned subsidiary, INTERNATIONAL LAND ALLIANCE, S.A. de C.V., a Mexico corporation (collectively "Client"), for architectural and planning services as described below to be provided to Client by Architect/Planner pursuant to the terms and conditions described herein.

1.	SCOPE OF WORK

Architect/Planner's scope of services hereunder will consist of providing conceptual architectural, site planning and construction management services, including the preparation of up to three (3) conceptual land use plans to reflect Client's program for a mixed-use development located at San Felipe – Puertocitos Corridor Km 61 in San Felipe, Mexico (the "Project"), which is anticipated to include the following uses:

•	Residential: (single family and attached)
•	Community retail
•	Commercial / Retail – Mercado
•	Marina and aquatic oriented development
•	Hospitality and hotel accommodations
•	Community support services

The following outlines the services of the Architect/Planner more specifically and sequentially.

2.	OUTLINE OF SERVICES OF THE ARCHITECT/PLANNER

Program Development

1.
Initial meeting with Client on October 15, 2013 to determine on a conceptual level the overall general land use and circulation plan and prepare a detail study of the initial phase of development – main entry and model home center.

2.	Meeting with Client on October 31, 2013 in an effort to ascertain specific criteria for the master planned community.

Conceptual Architectural Design phase

1.	Develop conceptual architectural designs for residential product types. These designs shall be based on criteria and information provided by Client.
2.	Meeting with Client and Client's planning consultants to review the initial conceptual designs.
3.	Make revisions/refinements to the initial conceptual designs.
4.	Meeting with Client and Client's planning consultants to review second cut conceptual designs. These meeting may be accomplished by e-mail and conference call.
5.	Make refinements as necessary to complete the conceptual architectural designs.

Conceptual Site Planning Phase

1.	Develop refinements to the conceptual land use plan to reflect distribution and relation. Meeting witch Client and Client's planning consultants to review the initial conceptual designs.
2.	Make revisions/refinements to the initial conceptual planning designs.
3.	Meetings with Client to review the refined conceptual designs. These meetings may be accomplished by e-mail and/or conference calls.
4.	Make refinements as necessary to complete conceptual designs.

Schematic Design Phase

1.	Based on Client's acceptance of Architect/Planner's Conceptual Architectural Designs, further develop the conceptual architectural designs to schematic level.

2.	Meeting with Client and Client's planning consultants to review and coordinate the schematic designs.

3.	Make refinements as necessary to complete the schematic designs. Submit work to Client and Client's consultants for final review and comments.

4.	Research the use of alternative construction types, i.e concrete block v. steel frame. Discuss alternatives with Client.

5.
Provided that there is a clear program for the remaining work, Architect/Planner will prepare and submit a full service agreement to Client for Design Development and Construction Document Phases on a fixed fee basis.

Design Development Phase

Design Development Phase, Construction Project Management, Construction Documents and Construction Phase services are included in this Agreement.  Architect/Planner will provide additional Conceptual or schematic design services as reasonably requested by Client, including conceptual site planning subject to the terms and conditions described herein.

Additional responsibilities of Architect/Planner

A.
Engagement for a certified survey of the site prepared by a licensed Land Surveyor or a licensed Civil Engineer indicating boundaries, contours, existing structures and trees, utility service locations, easements and required dedications.

B.
Geology, hydrology and soil reports prepared by a licensed Soil Engineer for use by all consultants on this project including recommendations to mitigate excessive and differential settlement, subterranean water intrusion, subsidence, earth movement, sulfates, other soils related conditions, and acts of God relating to soils and geotechnical issue.

C.	Report on hazardous materials if any; i.e., methane, radon and recommendations for mitigation.
D.	Civil Engineering Consultant for off and on-site engineering, condominium, tentative and final maps. Civil Engineer to prepare final site plan indicating final.

Construction Project management (CPM).  Architect/Planner is responsible for the overall planning, coordination, and control of a project from beginning to completion. CPM is aimed at meeting a Client's requirement in order to produce a functionally and financially viable Project.

Buildings and lot layouts, final grades, drainage, horizontal control dimensions to locate buildings and units on each lot, finish slab or floor elevations, autocirculation, off-street parking and delineation of open space/recreation areas. The final site plan is to reflect jurisdictional requirements, conditions of approvals and pertinent general statistical data.

A.	Market Research Consultant (product design information and mix).
B.	Sales office Consultant.
C.	Graphics and Site Signage Consultant.
D.	Overall coordination/project management/agency liaison.
E.	Fees required for approvals by agencies having jurisdiction over the project, including surveys, approval process and associated fees.
F.	Other consultants as necessary to provide information regarding site limitations or restraints affecting all or any portion of the project site, or as necessary to complete this phase of design.

Permiso de Fraccionamiento (Subdivision Process)

State, Federal and Municipality permits are included in this Agreement.

This includes the preliminary approval and density study, followed by F1 through F5.

ARCHITECT/PLANNER'S COMPENSATION

Client shall compensate Architect/planner for the services listed above in a combination of cash and preferred stock for a total of $2,900,000, as follows:

$100,000 cash:

$25,000 by March 31, 2014;
$25,000 by December 31, 2014;
$25,000 by March 31, 2015; and
$25,000 by December 31, 2015

$2,800,000 preferred stock:

The preliminary density approval for the Oasis Park Resort included 1,344 residential lots.  The preferred stock will be redeemed at an equal and pro-rata rate per residential lot sold by Client.  The preferred stock will be convertible into common stock of the Client at the option of Architect/Planner at any time and for any and all preferred shares outstanding.  This will be converted at a price per common share of $1.00.  Formal rights, terms, conditions and designations to be provided by Client and/or Client counsel.

MISCELANEOUS

The services to be provided by Architect/planner hereunder are conceptual in nature, reflect only the information regarding the site and the Project provided to Architect/planner by Client and Client's consultants, in English, and may require modification as additional site and Project information is made known to Architect/planner.

Information: Client and Architect/Planner shall each furnish complete and accurate current and historical business and project information, and shall promptly inform of any changes that may materially affect the business or services under this Agreement.

Arbitration. Any controversy, dispute, or claim between the parties relating to this Agreement shall he resolved by binding arbitration in accordance with the rules of the American Arbitration Association.

Successors and Assigns: This Agreement shall insure to the benefit of and be binding upon the parties hereto and their respective assigns and representatives.

Jurisdiction: This Agreement shall be interpreted under and governed by the laws of the State of California.

Enforceability:  If any provision of this Agreement is held to be invalid or unenforceable, such holding shall not affect the validity or enforceability of any other provision.

Entire Agreement. This is the entire Agreement between the parties pertaining to its subject matter, and supersedes all prior agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed to in writing by the parties.

IN WITNESS WHEREOF, the Consultant and the Company have executed or have caused to be duly executed, this Agreement as of the day and year above written.

CLIENT:

/s/ Jason Sunstein

Jason Sunstein,
Vice President and Director
International Land Alliance, Inc./
International Land Alliance, S.A. de C.V.

ARCHITECT/PLANNER:

/s/ Roberto Jesus Valdes

Roberto Jesus Valdes, Director
Grupo Valcas/
Baja Residents Club, S.A. de C.V.